UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2020

INCYTE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12400 (Commission File Number)	94-3136539 (I.R.S. Employer Identification No.)

1801 Augustine Cut-Off
Wilmington, DE	19803
(Address of principal executive offices)	(Zip Code)

(302) 498-6700

(Registrant’s telephone number,
including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value per share	INCY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01   Entry Into a Material Definitive Agreement.

On January 12, 2020, Incyte Corporation (the “Company”) entered into a Collaboration and License Agreement (the “Collaboration Agreement”) with MorphoSys AG and MorphoSys US Inc., a wholly-owned subsidiary of MorphoSys AG (together with MorphoSys AG, “MorphoSys”), covering the worldwide development and commercialization of MOR208 (tafasitamab). Tafasitimab is an investigational monoclonal antibody directed against the target molecule CD19 that is currently in clinical development by MorphoSys. MorphoSys has exclusive worldwide development and commercialization rights to tafasitamab under a June 2010 collaboration and license agreement with Xencor, Inc. In December 2019, MorphoSys submitted a Biologics License Application to the U.S. Food and Drug Administration for tafasitamab for the treatment of relapsed or refractory diffuse large B cell lymphoma.

Under the terms of the Collaboration Agreement, the Company will receive exclusive commercialization rights outside of the United States, and MorphoSys and the Company will have co-commercialization rights in the United States, with respect to tafasitamab. MorphoSys will be responsible for leading commercialization strategy and booking all revenue from sales of tafasitamab in the United States, and the Company and MorphoSys will both be responsible for commercialization efforts in the United States and will share equally the profits and losses from the co-commercialization efforts. The Company will lead the commercialization strategy outside of the United States, and will be responsible for commercialization efforts and book all revenue from sales of tafasitamab outside of the United States, subject to the Company’s royalty payment obligations set forth below. The Company and MorphoSys have agreed to co-develop tafasitamab and to share development costs associated with global and U.S.-specific clinical trials, with the Company responsible for 55% of such costs and MorphoSys responsible for 45% of such costs. Each company will be responsible for funding any independent development activities, and the Company will be responsible for funding development activities specific to its territory. All development costs related to the collaboration will be subject to a joint development plan.

The Company has agreed to pay MorphoSys an upfront non-refundable payment of $750 million. MorphoSys will be eligible to receive up to $740 million in future contingent development and regulatory milestones and up to $315 million in commercialization milestones as well as tiered royalties ranging from the mid-teens to mid-twenties of net sales outside of the United States. MorphoSys’ right to receive royalties in any particular country will expire upon the last to occur of (a) the expiration of patent rights in that particular country, (b) a specified period of time after the first post-marketing authorization sale of a licensed product comprising tafasitamab in that country, and (c) the expiration of any regulatory exclusivity for that licensed product in that country.

The Collaboration Agreement includes various representations, warranties, covenants, indemnities and other provisions customary for transactions of this nature. The Collaboration Agreement will continue until the termination of the Collaboration Agreement in accordance with its terms. The Collaboration Agreement may be terminated, following a specified time period of multiple years, by the Company for convenience, subject to a specified notice period. The Collaboration Agreement may also be terminated by either party under certain other circumstances, including material breach, as set forth in the Agreement.

The effectiveness of the Collaboration Agreement is conditioned on the early termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as well as clearance by the German and Austrian antitrust authorities; however, certain confidentiality and antitrust filing provisions became effective upon execution of the Collaboration Agreement.

In addition, under the Collaboration Agreement and pursuant to a related purchase agreement (the “Purchase Agreement”), the Company has agreed to purchase American Depositary Shares (“ADSs”), each representing 0.25 of an ordinary share of MorphoSys AG, for an aggregate purchase price of $150 million (such ADSs to be purchased, the “New ADSs”). The actual number of New ADSs to be purchased will be determined by reference to the market price of the ADSs around the time of issuance and the price per New ADS will represent a premium to the market price of the ADSs on the execution date of the Collaboration Agreement. Under the Purchase Agreement, the Company has agreed, subject to limited exceptions, not to sell or otherwise transfer any of the New ADSs for an 18-month period. Closing of the purchase of the New ADSs is subject to customary conditions, as well as the effectiveness of the Collaboration Agreement.

The foregoing descriptions of the Collaboration Agreement and Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which the Company expects to file as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2020.

Item 7.01   Regulation FD Disclosure.

On January 13, 2020, the Company and MorphoSys issued a press release relating to the Collaboration Agreement. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(d)       Exhibits

99.1	Press release issued by Incyte Corporation and MorphoSys AG dated January 13, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2020

INCYTE CORPORATION

	By:	/s/ Maria E. Pasquale
Maria E. Pasquale
Executive Vice President and
General Counsel

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